Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Riddell Bell Holdings, Inc. of our report dated March 17, 2004, except as to Note 15, for which the date is August 11, 2004 relating to the financial statements of Bell Sports Corp., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Dallas, Texas

April 7, 2005